Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
(216) 447-9000

CBIZ AMENDS ITS $275 MILLION UNSECURED CREDIT FACILITY

Cleveland, Ohio (August 30, 2012)—CBIZ, Inc. (NYSE: CBZ) today announced that it has amended its $275 million unsecured credit facility effective August 30, 2012. The amendment modifies the existing leverage requirements so as to provide additional flexibility to support the Company’s strategic acquisition program.

Ware Grove, CBIZ Senior Vice President and Chief Financial Officer, stated, “This is an important step in facilitating our growth plan, and we are pleased to have such strong support from our bank group. CBIZ’s cash flow from operations remains strong and the amended credit facility will continue to provide us even greater ability to grow through strategic acquisitions.”

CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax and consulting, internal audit, merger and acquisition advisory and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. CBIZ also provides outsourced technology staffing and support services, real estate consulting services, healthcare consulting, and medical practice management. As one of the largest benefits specialists and one of the largest accounting, valuation, and medical practice management companies in the United States, the Company’s services are provided through more than 130 Company offices in 37 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007